Exhibit 23.3
Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Board of Directors
China Technology Development Group Corporation
Unit 1010-11, 10/F, West Tower, Shun Tak Centre,
168-200 Connaught Road Central,
Hong Kong
September 30, 2010
Dear Sirs
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 30, 2010 relating to the consolidated financial statements which appears in China Technology Development Group Corporation’s Annual Report on Form 20-F for the year ended December 31, 2009 filed with the Securities and Exchange Commission on June 30, 2010. We also consent to the references to us under the heading “Experts” in such Registration Statement.
Yours faithfully
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shenzhen, the People’s Republic of China